                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12

                           SYMBOL TECHNOLOGIES, INC.

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-
     6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
         Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------

     5) Total fee paid:

     -------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and date of its filing.

         1)  Amount Previously Paid:

         2)  Form, Schedule or Registration Statement No.:

         3)  Filing Party:

         4)  Date Filed:

                           SYMBOL TECHNOLOGIES, INC.

                                ONE SYMBOL PLAZA
                        HOLTSVILLE, NEW YORK 11742-1300

                             ---------------------
                                PROXY STATEMENT
                             ---------------------

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Symbol Technologies, Inc. (the "Corporation") of proxies to be used at the Annual Meeting of Shareholders of the Corporation to be held at 10:00 A.M., local time on May 10, 1999, at Symbol Technologies, Inc., World Headquarters, One Symbol Plaza, Holtsville, New York, and at any adjournment thereof. If proxy cards in the accompanying form are properly executed and returned or instructions are provided by telephone or via the Internet, the shares of Common Stock represented thereby will be voted as instructed. If no instructions are given, such shares will be voted (1) for the election as directors of the nominees of the Board of Directors named below,
(2) in favor of the proposal to amend the Corporation's Certificate of Incorporation, (3) in favor of the proposal to amend the 1997 Employee Stock Option Plan, (4) in favor of the proposal to approve the adoption of a new Executive Bonus Plan, (5) to ratify the appointment of Deloitte & Touche LLP as the Corporation's auditors for fiscal 1999, and (6) in the discretion of the proxies named in the proxy card on any other proposals to properly come before the meeting or any adjournment thereof. Any proxy may be revoked by a shareholder prior to its exercise upon written notice to the Secretary of the Corporation, or by the vote of a shareholder cast in person at the meeting. The approximate date of mailing of this Proxy Statement and the accompanying proxy is March 29, 1999.

                                    VOTING

     Holders of record of the Corporation's Common Stock on March 15, 1999, will be entitled to vote at the Annual Meeting or any adjournment thereof. As
of that date, there were      shares of Common Stock outstanding and entitled
to vote and a majority, or      of these shares, will constitute a quorum for
the transaction of business. Share amounts in this Proxy Statement have been adjusted, as appropriate, to reflect the three for two stock split which was effective on April 1, 1997 and the three for two stock split which was effective on April 3, 1998. Each share of Common Stock entitles the holder thereof to one vote on all matters to come before the meeting, including election of directors. Only votes cast "for" a motion constitute affirmative votes. Votes "withheld" or abstentions (including broker non-votes) are considered for quorum purposes but since they are not votes "for" a motion, they will have the same effect as negative votes or votes "against" such matters.

     Broker non-votes and shares as to which proxy authority has been withheld with respect to any matters are not deemed to be present or represented for purposes of determining whether stockholder approval of that matter has been obtained. The closing price of the Corporation's Common Stock on the New York
Stock Exchange on March 1, 1999 was $     per share.

                             NOMINEES FOR ELECTION

     The following information is supplied with respect to the nominees for election as directors of the Corporation:

                                                  POSITIONS AND OFFICES                  HAS BEEN A
             NAME              AGE         PRESENTLY HELD WITH THE CORPORATION         DIRECTOR SINCE
             ----              ---         -----------------------------------         --------------
Jerome Swartz ............... 58    Chairman of the Board of Directors, Chief               1975
                                     Executive Officer and Director
Harvey P. Mallement ......... 58    Director                                                1977
Frederic P. Heiman .......... 59    Director, Former Executive Vice President               1981
Raymond R. Martino .......... 60    Vice Chairman of the Board of Directors                 1983
Saul P. Steinberg ........... 59    Director                                                1985
Lowell C. Freiberg .......... 59    Director                                                1985
George Bugliarello .......... 71    Director                                                1992
Charles B. Wang ............. 54    Director                                                1994
Tomo Razmilovic ............. 56    President, Chief Operating Officer and Director         1995

     Dr. Swartz co-founded and has been employed by the Corporation since it commenced operations in 1975. He has been the Chairman of the Board of Directors and Chief Executive Officer of the Corporation for more than the past fifteen years. Dr. Swartz was an industry consultant for the prior 12 years in the areas of optical and electronic systems and instrumentation and has a total of some 160 issued and pending U.S. patents and technical papers to his credit. He is a member of the Board of Trustees of Polytechnic University and a member of the Board of Directors of the Stony Brook Foundation. He is also a fellow of the Institute of Electrical and Electronic Engineers.

     Mr. Mallement has been one of the Managing General Partners of Harvest Partners, Inc., a private equity and leveraged buyout investment management company, since its inception in April 1981. He is an officer and director of seven privately held companies.

     Dr. Heiman served as Executive Vice President of the Corporation from July 1986 until December 31, 1998. He is currently employed by the Corporation on a part-time and consulting basis. He was previously employed by Intel Corporation, a manufacturer of semiconductor components, from May 1982 until July 1986, in a number of positions, the most recent of which was as its Director of Corporate Planning. Dr. Heiman is the inventor or co-inventor of 24 issued U.S. patents, including basic elements of the MOS integrated circuit chip, which became the basis of much of the modern revolution in computer and electronics communications and the first silicon storage tube used in display and scanning applications.

     Mr. Martino was the Corporation's President and Chief Operating Officer from December 1983 until June 1994. He is currently the Corporation's Vice Chairman of the Board of Directors and is employed by the Corporation on a part-time and consulting basis. Mr. Martino is also a member of the Board of Directors of Checkpoint Systems, Inc.

     Mr. Steinberg founded and has been the Chief Executive Officer and a Director of Reliance Group Holdings, Inc. ("Reliance") and predecessors of Reliance since 1961. Reliance is a holding company whose principal business is the ownership of property and casualty insurance companies. He is also a member of the Board of Trustees of the University of Pennsylvania and Chairman of the Wharton School Board of Overseers. Mr. Steinberg is also a Director of Reliance Insurance Company, Reliance Financial Services Corporation and Zenith National Insurance Corp.

     Mr. Freiberg has been employed by Reliance and its predecessors since 1969. Since 1998, Mr. Freiberg has been its Executive Vice President and Chief Financial Officer and for more than the previous five years, he served as the Senior Vice President and Chief Financial Officer of Reliance. He is a member of the Board of Directors of LandAmerica Financial Group, Inc.

     Dr. Bugliarello has been Chancellor of Polytechnic University since July 1994. For the prior 21 years, he was President of Polytechnic University. He has been a member of several scientific organizations including past Chairman of the Board of Science and Technologies for International Development of the National Academy of Sciences. He is a member of the National Academy of Engineering and is also the U.S. Member of the Science for Stability Steering Group of the Scientific Affairs Division of NATO. He is a member of the Board of Directors of several organizations including the Long Island Lighting Company, Comtech Laboratories and Spectrum Information Technologies, Inc. In January 1995, Spectrum Information Technologies, Inc. filed for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code from which it emerged in 1998.

     Mr. Wang has been the Chief Executive Officer of Computer Associates International, Inc. since 1976. He has been the Chairman of the Board since 1980. Computer Associates is the world's leading business software company with fiscal 1998 revenues exceeding $4.7 billion.

     Mr. Razmilovic has been President and Chief Operating Officer of the Corporation since October 1995. He was previously Senior Vice President -- Worldwide Sales and Services. He first joined the Corporation in 1989. Prior thereto, he was President of ICL International, a major European computer manufacturer and he also led its industry marketing and software development divisions.

     Pursuant to agreements between Reliance and the Corporation, Reliance currently has the right to designate one person to the Corporation's Board of Directors. Reliance has designated Mr. Steinberg.


                             MEETINGS OF THE BOARD

     During the fiscal year ended December 31, 1998 the Board of Directors held six meetings and once took action by unanimous written consent. Other than Mr. Wang, who attended four meetings of the Board of Directors, each director attended 75% or more of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all the committees of the Board on which such director served.

     The Board of Directors has an Audit Committee consisting of Messrs. Mallement and Bugliarello. The primary functions of the Audit Committee are to review the Corporation's financial statements, to recommend the appointment of the Corporation's independent auditors and to review the overall scope of the audit. The Audit Committee held two meetings in 1998.

     The Board of Directors has a Compensation/Stock Option Committee consisting of Messrs. Freiberg and Steinberg. The primary functions of this Committee are to review the salaries, benefits and any other compensation of the Corporation's senior executive officers, to make recommendations to the Board of Directors with respect to these matters and to administer the Corporation's stock option plans. During 1998 the Committee held five meetings and once took action by unanimous written consent.

     The Board of Directors has a Nominating Committee consisting of Messrs. Swartz, Steinberg and Wang. The primary function of this Committee is to review and recommend to the Board potential candidates for election to the Board of Directors. The Committee did not meet in 1998. Shareholders wishing to recommend candidates for consideration by the Committee can do so by providing written notice to the Secretary of the Corporation no later than December 31 of the year preceding the date of the meeting at its corporate office in Holtsville, New York, giving the candidate's name, biographical data and qualifications. Any such recommendation should be accompanied by a written statement from the individual of his or her consent to be nominated as a candidate and, if nominated and elected, to serve as a director.

                            PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information with respect to the Common Stock of the Corporation beneficially owned by any person who is known to the Corporation to be the beneficial owner of more than 5% of the Corporation's voting securities:

NAME AND ADDRESS                                        AMOUNT AND NATURE OF       PERCENT OF
OF BENEFICIAL OWNER                                   BENEFICIAL OWNERSHIP(1)     COMMON STOCK
-------------------                                   -----------------------     ------------
     Saul P. Steinberg and                                   8,074,427(2)              13.7
     Reliance Financial Services Corporation
     Park Avenue Plaza
     New York, New York 10055
     Prudential Insurance Company of America                 4,470,970(3)               7.6
     751 Broad Street
     Newark, New Jersey 07102-3777
     Jennison Associates LLC                                 4,345,270(4)               7.4
     466 Lexington Avenue
     New York, New York 10017
     Forstmann-Leff Associates, Inc.                         3,863,468(5)               6.5
     55 East 52nd Street
     New York, New York 10055
     Amvescap PLC                                            3,622,750(6)               6.2
     11 Devonshire Square
     London, EC2M 4YR
     England
     Edward C. Johnson III, Abagail P. Johnson and           3.495,650(7)               5.9
     F.M.R. Corp.
     82 Devonshire Street
     Boston, Massachusetts

----------
(1) The table identifies any persons having sole voting and investment power with respect to the shares set forth opposite their names as of February 1, 1999 except as otherwise disclosed in the footnotes to the table, according to information publicly filed or otherwise furnished to the Corporation.

(2) Of the Common Stock shown, 8,051,927 shares are beneficially owned by Reliance Financial Services Corporation ("Reliance Financial"). Reliance Financial is a wholly owned subsidiary of Reliance. Approximately 44% of the common voting stock of Reliance is owned by Saul P. Steinberg, members of his family and affiliated trusts. As a result of his stock holdings in Reliance, Mr. Steinberg may be deemed to control Reliance Financial and to be a beneficial owner of the shares beneficially owned by Reliance Financial. Sole voting and dispositive power with respect to such shares are held as follows: Reliance Insurance Company, a subsidiary of Reliance Financial, 7,231,202 shares; United Pacific Insurance Company, a subsidiary of Reliance Insurance Company, 375,000 shares; Reliance National Indemnity Company, a subsidiary of Reliance Insurance Company, 445,725 shares. Mr. Steinberg disclaims beneficial ownership of the 8,051,927 shares beneficially owned by Reliance Financial. Includes 22,500 shares Mr. Steinberg beneficially owns which may be acquired within 60 days of February 1, 1999, pursuant to the exercise of options and a warrant held by him.

(3) The number of shares beneficially owned as of December 31, 1998 according to a statement on Schedule 13G filed with the Securities and Exchange Commission. Prudential Insurance Company of America ("Prudential"), an insurance company, has sole power to vote or direct the vote and dispose of or direct the disposition of 672,750 of such shares, shared power to vote or direct the vote of 3,534,545 of such shares and shared power to dispose of or direct the disposition of 3,798,220 of such shares. Prudential may have direct or indirect voting and/or investment discretion over 4,470,970 shares which are held for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. Jennison Associates LLC ("Jennison") is 100% owned by Prudential, however Jennison does not file jointly with Prudential, therefore, an undetermined number of shares of the Corporation's Common Stock reported as being owned by Jennison may be included as being owned by Prudential.

(4) The number of shares beneficially owned as of December 31, 1998 according to a statement on Schedule 13G filed with the Securities and Exchange Commission. Jennison, an investment advisor, has sole power to vote or direct the vote of 1,905,500 of such shares, shared power to vote or direct the vote of 2,176,095 of such shares and shared power to dispose of or direct the disposition of 4,345,270 of such shares. Jennison is 100% owned by Prudential, however, Jennison does not file jointly with Prudential, therefore, an undetermined number of shares of the Corporation's Common Stock reported as being owned by Jennison may be included as being owned by Prudential. No one client owns more than 5% of such shares.

(5) The number of shares beneficially owned as of December 31, 1998 according to a statement on Schedule 13G filed with the Securities and Exchange Commission. Forstmann-Leff Associates, Inc., an investment advisor, has sole power to vote or direct the vote of 1,431,157 of such shares and sole power to dispose of or to direct the disposition of 1,710,007 of such shares. Forstmann-Leff Associates, Inc. and subsidiaries, investment advisors, have shared power to vote or direct the vote of 1,350,811 of such shares and shared power to dispose of or to direct the disposition of 2,153,461 of such shares. No one client owns more than 5% of such shares.

(6) The number of shares beneficially owned as of December 31, 1998 according to a statement on Schedule 13G filed with the Securities and Exchange Commission. Amvescap PLC and its subsidiaries, investment advisors, have shared power to vote or direct the vote and shared power to dispose of or to direct the disposition of all of such shares. No one client owns more than 5% of such shares.

(7) The number of shares beneficially owned as of December 31, 1998 according to a statement on Schedule 13G filed with the Securities and Exchange Commission. Of such shares, 3,452,050 are beneficially owned by Fidelity Management & Research Company, an investment advisor ("Fidelity"), 43,600 are beneficially owned by Fidelity Management Trust Company, a bank ("FMT"). Fidelity and FMT are wholly owned subsidiaries of FMR Corp. ("FMR"). Approximately 49% of the voting power of FMR, is owned by Edward
      C. Johnson III, members of his family and trusts for their benefit. Mr. Johnson, members of his family and associated trusts form a controlling group with respect to the common voting stock of FMR. Mr. Johnson serves as Chairman and Abigail P. Johnson is a Director of FMR. Mr. Johnson owns 12.0% and Abigail P. Johnson owns 24.5% of the aggregate outstanding voting stock of FMR. Mr. Johnson and FMR have sole power to vote or direct the vote of 7,200 of such shares and sole power to dispose of or to direct the disposition of 3,495,650 of such shares. No one client owns more than 5% of such shares.

                       SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information as of February 1, 1999 with respect to the Common Stock of the Corporation beneficially owned by (i) all directors and nominees, (ii) the executive officers listed in the following Summary Compensation Table, and (iii) all executive officers and directors as a group:

                                                   AMOUNT AND NATURE OF     PERCENT OF
NAME OF INDIVIDUAL OR IDENTITY OF GROUP          BENEFICIAL OWNERSHIP(1)   COMMON STOCK
---------------------------------------          -----------------------   ------------
Jerome Swartz .................................          2,371,880(2)           4.0%
Harvey P. Mallement ...........................             68,850(3)             *
Frederic Heiman ...............................            139,626(4)             *
Raymond R. Martino ............................            169,155                *
Saul P. Steinberg .............................          8,074,427(5)          13.7%
Lowell C. Freiberg ............................             64,125(6)             *
George Bugliarello ............................             25,875(7)             *
Charles B. Wang ...............................             56,250(8)             *
Tomo Razmilovic ...............................            651,321(9)           1.1%
Leonard H. Goldner ............................            325,097(10)            *
Kenneth V. Jaeggi .............................             24,000(11)            *
Richard M. Feldt ..............................            115,091(12)            *
All executive officers and directors as a group
 (consisting of 18 individuals) ...............         12,690,372(13)         21.6%

----------
*     Less than 1%

(1) The persons identified in this table have sole voting and investment power with respect to the shares set forth opposite their names, except as otherwise disclosed in the footnotes to the table, according to information furnished to the Corporation by each of them.

(2) Represents (i) 1,891,875 shares which may be acquired pursuant to the exercise of options within 60 days of February 1, 1999, (ii) 10,144 shares owned by his wife, (iii) 51,305 shares held in trust of which Dr. Swartz is the income beneficiary and his children are the residual beneficiaries, and (iv) 418,556 shares owned by Dr. Swartz. Dr. Swartz disclaims beneficial ownership of the shares held by or for the benefit of members of his family.

(3) Represents 22,500 shares that may be acquired pursuant to the exercise of options and a warrant within 60 days of February 1, 1999 and 46,350 shares owned by Mr. Mallement.

(4) Represents 120,336 shares which may be acquired pursuant to the exercise of options within 60 days of February 1, 1999 and 19,290 shares owned jointly by Dr. Heiman and his wife.

(5) Represents 22,500 shares that may be acquired by Mr. Steinberg pursuant to the exercise of options and a warrant within 60 days of February 1, 1999 and 8,051,927 shares owned by Reliance Financial and its subsidiaries. See "Principal Shareholders".

(6) Represents 28,125 shares that may be acquired pursuant to the exercise of options and warrants within 60 days of February 1, 1999 and 36,000 shares owned by Mr. Freiberg. Mr. Freiberg disclaims beneficial ownership of the shares owned by Reliance Financial. See "Principal Shareholders".

(7) Represents 22,500 shares that may be acquired pursuant to the exercise of options and a warrant within 60 days of February 1, 1999 and 3,375 shares owned jointly by Dr. Bugliarello and his wife.

(8) Represents 33,750 shares that may be acquired pursuant to the exercise of options and a warrant within 60 days of February 1, 1999 and 22,500 shares owned by Mr. Wang.

(9) Represents 600,678 shares that may be acquired pursuant to the exercise of options within 60 days of February 1, 1999 and 50,643 shares owned by Mr. Razmilovic.

(10) Represents 205,125 shares that may be acquired pursuant to the exercise of options within 60 days of February 1, 1999, of which 41,250 are held in trust for the benefit of his wife and children and for which his wife is co-trustee and 119,972 shares owned by Mr. Goldner. Mr. Goldner disclaims beneficial ownership of the shares held by this trust.

(11) Represents 22,500 shares that may be acquired pursuant to the exercise of options within 60 days of February 1, 1999 and 1,500 shares owned by Mr. Jaeggi.

(12) Represents 86,969 shares that may be acquired pursuant to the exercise of options within 60 days of February 1, 1999 and 28,122 shares owned by Mr. Feldt.

(13) Includes an aggregate of 3,645,511 shares which may be acquired pursuant to the exercise of options and warrants within 60 days of February 1, 1999.


         COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers, and persons who own more than 10% of a registered class of the Corporation's equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange, reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Corporation and to furnish the Corporation with copies of all Section 16(a) forms they file.

     Based on a review of the copies of such reports furnished to the Corporation, the Corporation believes that, during 1998 executive officers, directors and greater than 10% shareholders complied with all filing requirements applicable to them.


          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Corporation's Compensation/Stock Option Committee (the "Committee") is composed entirely of outside directors. Messrs. Freiberg and Steinberg are the current members of the Committee. Neither has ever been an officer or employee of the Corporation.


                 COMPENSATION/STOCK OPTION COMMITTEE REPORT ON
                            EXECUTIVE COMPENSATION

     A primary role of the Committee is to oversee compensation practices for the Corporation's senior executive officers. The Committee's responsibilities include reviewing the salaries, benefits and other compensation of the Corporation's senior executive officers, making recommendations to the full Board of Directors with respect to these matters and administering the Corporation's stock option plans. In its oversight capacity, the Committee is dedicated to ensuring that the Corporation's financial resources are used effectively to support the achievement of its short- and long-term business objectives. The Committee has available to it an outside compensation consultant and access to independent compensation data.

     In the course of its executive compensation decision making, the Committee adheres to several guiding principles. Specifically, the Committee takes the position that the executive compensation program should:

     o Target pay levels at rates that are competitive in light of market practices so as to ensure that the Corporation is positioned to attract and retain high performing management talent, particularly in the areas of technology in which it competes.

     o Reflect a pay-for-performance orientation, linking overall compensation paid to senior executives with the Corporation's financial performance.

     o Encourage share ownership on the part of key employees with the objective of aligning the interests of management and investors, thereby promoting the maximization of shareholder value.

     The Corporation's total compensation program is described below. The Committee believes that the Corporation's executive compensation program is structured to appropriately recognize the performance and contribution of individual officers and to attract and retain top quality management talent. The Committee further believes that the executive compensation program is effective in supporting the Corporation's business goals and human resource strategies.

DESCRIPTION OF COMPENSATION POLICIES

     It is the Corporation's policy to pay its senior executives at levels that reflect the Corporation's financial performance relative to comparable organizations. This policy is implemented by means of a coordinated, total pay program comprised of discrete elements that reward individual value added to the Corporation, provide motivation to achieve corporate financial targets that are consistent with shareholder expectations, and encourage long-term share ownership by senior executives. These elements exist in the context of a reward system that includes base salary, a bonus plan and stock option awards.

     The Corporation, with the assistance of outside consulting firms, periodically conducts comparisons of the compensation practices of approximately 30 selected companies. This panel consists of "high tech" companies with which the Corporation believes it competes in attracting and retaining employees. Eleven of the panel companies are included in the S&P Technology Sector Index. The Corporation seeks to target the total compensation (e.g. base salary, annual bonus and stock options) paid to its senior executives at approximately the 75th percentile of the total compensation paid for comparable positions at the panel companies, after adjusting by regression analysis for the different magnitude of revenues.

     Based on a review of Internal Revenue Service regulations, the Committee believes that all compensation paid in 1998 and payable in 1999 to its senior executive officers (including Dr. Swartz) will be fully deductible by the Corporation. The Committee will continue to review the Corporation's compensation programs and may revise these programs as it deems necessary.


RELATIONSHIP OF EXECUTIVE COMPENSATION TO PERFORMANCE


BASE SALARY

     Executive officers' base salaries are reviewed each year. Dr. Swartz' annual base salary was last reviewed in July 1998 and at that time was increased by 10%, effective July 1, 1998. Accordingly, his current base salary is $873,400. Dr. Swartz' base salary will again be reviewed in July 1999.

     In assessing the extent to which executive salary increases are warranted, the Committee considers a number of factors, including performance on the job, external market pay practices, the incremental value the executive adds to the Corporation and the executive's level of experience and expertise. Adjustments in base salary are generally not based upon the financial performance of the Corporation. In the case of Dr. Swartz, the Committee considered his effectiveness as Chairman of the Board and Chief Executive Officer of the Corporation as well as his many noteworthy contributions to the Corporation. These contributions include 110 issued U.S. patents which he has assigned to the Corporation and which provide competitive advantages to the Corporation and have also generated significant licensing revenues that have materially added to the Corporation's profitability.


EXECUTIVE BONUS PLAN

     The Corporation promotes a pay-for-performance philosophy wherein a significant element of annual compensation is directly linked to the financial performance of the Corporation. Effective January 1, 1995, the Committee adopted and the Board of Directors and shareholders ratified the creation of an Executive Bonus Plan (the "Executive Bonus Plan"), the purpose of which is to directly tie the level of annual executive incentive compensation to the financial performance of the Corporation. All executive officers of the Corporation participate in the Executive Bonus Plan. The Committee has full authority to construe, interpret and administer the Executive Bonus Plan, as well as to determine the extent, if any, to which operating performance standards have been met. The Committee also has authority to modify (prior to the beginning of the calendar year for which the targets will be applicable) the specific targets for the performance goals under the Executive Bonus Plan.

     Under the Executive Bonus Plan, the Committee each year, establishes corporate financial performance objectives (exclusive of extraordinary revenues and charges), expressed in terms of earnings per share. Three levels of performance are identified: threshold performance, at which the minimum award (one-half a participant's target bonus) will be earned and below which no award will be earned;

target performance, at which the target award will be earned; and maximum performance, at which the maximum award (twice a participant's target bonus) will be earned and above which no additional award will be earned. For 1999, threshold performance has been established at results equal to 85% of the Corporation's 1999 Business Plan; target performance has been established at results equal to 100% of the 1999 Business Plan; and maximum performance has been established at results equal to or greater than 115% of the 1999 Business Plan.

     Each participant in the Executive Bonus Plan has been assigned a target bonus representing a percentage of the participant's base salary. The target bonuses for 1999 for Messrs. Swartz, Razmilovic, Goldner, Jaeggi and Feldt are 100%, 100%, 50%, 50% and 50%, respectively, which is in conformity with their individual employment agreements and their levels of responsibility. The target bonuses for other participants in the Executive Bonus Plan are established by Messrs. Swartz and Razmilovic based on the individual's performance and relative level of responsibility. They range from 35% to 45% of base salary.

     Messrs. Swartz and Razmilovic's bonuses will be determined solely on the basis of corporate financial performance. In the case of all other participants, 25% of their bonuses will be based on individual performance during the year with the remainder being based on corporate financial performance. In 1998, 1997 and 1996, all participants in the Executive Bonus Plan received as their actual bonus payment an amount equal to 161.9%, 112.5% and 112.5% of their target bonus, respectively (less adjustments in certain instances for individual performance). Subject to shareholder approval at the 1999 annual meeting of shareholders, the Corporation has adopted a new executive bonus plan substantially similar to the existing Executive Bonus Plan. If approved by shareholders, the new plan would replace the current Executive Bonus Plan.


STOCK OPTIONS

     The Corporation reinforces the importance of producing satisfactory returns to shareholders over the long term through the operation of its stock option plans. Stock options provide employees with the opportunity to acquire an equity interest in the Corporation, and to participate in the creation of shareholder value as reflected in growth in the price of the Corporation's Common Stock.

     Option exercise prices are equal to 100% of the fair market value of the Corporation's Common Stock on the date of option grant. This ensures that participants will derive benefits only as shareholders realize corresponding gains. To encourage a long-term decision making perspective, options are assigned a 10-year term and generally become exercisable over four to five years following a two-year waiting period.

     The Committee grants additional options to selected employees based on an assessment of competitive compensation practices, particularly in high technology industries, individual contribution and performance. The Committee believes that in granting such stock options, it is effectively reinforcing the Corporation's objective of insuring a strong link between employee rewards and shareholder interests. In 1998, the Committee determined that it was appropriate and desirable in January, to grant Dr. Swartz an option to purchase 375,000 shares of Common Stock at an exercise price of $24.88 per share (the "January Option") and in October, to grant Dr. Swartz an option to purchase 205,000 shares of Common Stock at an exercise price of $45.56 (the "October Option") in light of Dr. Swartz' contributions and the Corporation's strong financial performance in 1997 and anticipated strong performance in 1998 and subsequent years. The exercise price of the January Option and the October Option both were equal to the fair market value of the Corporation's Common Stock on the date such options were granted. The right to purchase 150,000 shares under the January Option were to vest on January 1, 2000, 112,500 were to vest on January 1, 2001 and 112,500 were to vest on January 1, 2002, subject to accelerated vesting in the event the Corporation's Common Stock closed on the New York Stock Exchange at a price at or above $50 per share for 20 out of 25 consecutive trading days. The January Option vested on December 14, 1998 in accordance with this accelerated vesting provision. The right to purchase 82,000 shares under the October Option will vest on October 19, 2000, 61,500 will vest on October 19, 2001 and 61,500 will vest on October 19, 2002.

STOCK OWNERSHIP AND OPTION RETENTION PROGRAM


     Effective January 1, 1995, the Committee established for executive officers a stock ownership and option retention program which it administers. The Committee firmly believes that the long term interests of the Corporation's shareholders are best served when management maintains a significant, equity-based interest in the Corporation. The Committee considers both vested, unexercised options and shares owned as meaningful expressions of such interest. Accordingly, the Committee developed a program with target levels of equity interest for each executive officer. Under the program, without prior permission of the Committee, unless and until an executive has attained the minimum requirements described below, there will exist significant limitations on an executive's freedom to reduce his equity position. Executive officers must agree to participate in the program to be eligible to receive option awards after January 1, 1995. All current executive officers have agreed to participate in the program.

     The program limits the exercise of vested options (other than in the last year of the term of an option) unless the executive meets and will continue to meet the equity interest requirement described below after the exercise and sale of shares acquired upon exercise. The equity interest requirement provides that the combined value of the Corporation's Common Stock and vested options held by the executive, each valued at the then market price of the Corporation's Common Stock, must be equal to or greater than a designated multiple of target cash compensation (annual base salary plus target bonus) ("TCC").

     If the equity interest requirement is satisfied, the program allows for the exercise of vested options but within strict limits. At least 50% of the net after tax proceeds obtainable upon the exercise of any option (other than options awarded after January 1, 1994 in connection with an executive's initial hire or initial promotion to an executive officer position, or options already held by persons who were promoted to an executive officer position after January 1, 1994) must be retained in the form of shares of the Corporation's Common Stock unless and until the executive then owns shares of Common Stock having a market value equal to a specified multiple of his base salary.

                             EQUITY INTEREST       SHARE OWNERSHIP
         POSITION              REQUIREMENT           REQUIREMENT
         --------              -----------           -----------
  Chairman of the Board     7 times TCC         5 times Base Salary
  President                 5 times TCC         3 times Base Salary
  Senior Vice President     3 times TCC         2 times Base Salary
  Vice President            2 times TCC         1 times Base Salary


SUMMARY


     The Committee is responsible for recommending to the Board, for its approval, compensation decisions affecting the Corporation's senior executive officers. The Committee ensures that the overall compensation offered to senior executive officers is consistent with the Corporation's interest in providing competitive pay opportunities, reflective of its pay-for-performance orientation, encourages share ownership on the part of executives and is generally supportive of the Corporation's short-and long-term business goals. The Committee will continue to actively monitor the effectiveness of the Corporation's senior executive compensation plans and assess the appropriateness of senior executive pay levels to assure prudent application of the Corporation's resources.

Compensation /Stock Option Committee


Lowell C. Freiberg, Chairman
Saul P. Steinberg

                   MANAGEMENT REMUNERATION AND TRANSACTIONS

     The following Summary Compensation Table sets forth compensation information with respect to the Corporation's Chief Executive Officer and the four other executive officers who in 1998 were the most highly paid executive officers, for services rendered in all capacities during the fiscal years ended December 31, 1998, 1997 and 1996.


                          SUMMARY COMPENSATION TABLE

                                                  ANNUAL COMPENSATION              LONG TERM COMPENSATION
                                       ------------------------------------------ ------------------------
            NAME AND                                                OTHER ANNUAL    SECURITIES UNDERLYING    ALL OTHER
       PRINCIPAL POSITION        YEAR     SALARY        BONUSE     COMPENSATIONF         OPTIONS (#)        COMPENSATION
------------------------------- ------ ------------ ------------- --------------- ------------------------ -------------
Jerome Swartz ................. 1998    $849,185B    $1,374,831       $     0              580,000           $ 96,061G
 Chairman of the Board,         1997    $757,962C    $  852,707       $     0              405,000           $ 56,652G
 Chief Executive Officer and    1996    $689,052C    $  775,184       $     0              573,750           $ 52,496G
 Director
Tomo Razmilovic ............... 1998    $589,667B    $  954,671       $     0              325,000           $  4,800H
 President, Chief               1997    $500,032C    $  421,902       $     0              325,000           $  4,750H
 Operating Officer and Director 1996    $437,500C    $  369,147       $     0              191,250           $  4,750H
Leonard H. Goldner ............ 1998    $356,754B    $  288,792       $     0               37,500           $  4,800H
 Senior Vice President,         1997    $291,200C    $  147,420       $     0              101,250           $  4,750H
 General Counsel and Secretary  1996    $248,872C    $  125,991       $     0               22,500           $  4,750H
Kenneth V. Jaeggi ............. 1998    $348,619B    $  282,207       $     0               22,500           $  4,800H
 Senior Vice President, and     1997    $206,250D    $  116,016       $66,797              150,000           $135,110I
 Chief Financial Officer A      1996           --            --            --                   --                  --
Richare M. Feldt .............. 1998    $339,454B    $  274,788       $     0               30,000           $  4,800H
 Senior Vice President and      1997    $309,795C    $  174,260       $     0               78,750           $ 27,290J
 General Manager, Operations    1996    $288,758C    $  156,335       $     0                    0           $197,588J

----------
A  Mr. Jaeggi commenced employment with the Corporation in May 1997.

B Includes $10,000 in contributions to the Corporation's 401(k) deferred compensation plan.

C Includes $9,500 in contributions to the Corporation's 401(k) deferred compensation plan.

D Includes $6,000 in contributions to the Corporation's 401(k) deferred compensation plan.

E Represents amounts earned and accrued pursuant to the Corporation's Executive Bonus Plan. Amounts indicated are earned and accrued in the fiscal year indicated but are generally paid in the first quarter of the next succeeding year.

F Includes special one-time bonus awards. Not included are the amounts of certain perquisites and other personal benefits provided by the Corporation since such amounts do not exceed the lesser of (i) $50,000 or (ii) 10% of the total annual salary and bonus reported in the table for any named executive officer.

G Represents (i) $4,750 in 1996 and 1997 and $4,800 in 1998 for contributions to the Corporation's 401(k) deferred compensation plan, and (ii) $15,246 in 1996, $19,402 in 1997 and $21,002 in 1998 for (a) premiums paid on his behalf on term life insurance policies for which members of his family are the beneficiaries and (b) the estimated dollar value of the economic benefit to Dr. Swartz for insurance premium payments made by the Corporation on split-dollar whole life policies for which the Corporation will eventually recover all premiums paid, and (iii) a non-reimbursable expense allowance in 1996 and 1997 of $32,500 and in 1998 of $40,000.

H Represents contributions to the Corporation's 401(k) deferred compensation plan.

I Represents $3,000 in 1997 in contributions to the Corporation's 401(k) deferred compensation plan and $132,110 for reimbursement of expenses associated with Mr. Jaeggi's relocation to the Long Island area.

J Represents (i) $4,750 in 1996 and 1997 in contributions to the Corporation's 401(k) deferred compensation plan, (ii) $22,540 in 1997 in retroactive tax adjustments in connection with Mr. Feldt's relocation to the Long Island area, and (iii) $192,838 in 1996 for reimbursement of expenses associated with Mr. Feldt's relocation to the Long Island area.

     In 1995, Dr. Swartz and the Corporation entered into an employment agreement which terminates on June 30, 2000, pursuant to which Dr. Swartz will receive an annual base salary of $873,400 through June 30, 1999. His base salary will be reviewed in July 1999. Dr. Swartz also participates in the Corporation's Executive Bonus Plan. The target amount of his bonus is 100% of his base salary. In addition, if his employment with the Corporation is terminated for any reason (other than due to his death or disability or for cause or his voluntary resignation), Dr. Swartz will receive payments equal to one year's annual base salary and bonus during the last completed fiscal year immediately preceding any such termination.

     In 1995, Mr. Razmilovic and the Corporation entered into an employment agreement which terminates on December 31, 2000, pursuant to which Mr. Razmilovic will receive an annual base salary of $605,000 through June 30, 1999, subject to annual renegotiation thereafter. Mr. Razmilovic also participates in the Corporation's Executive Bonus Plan. In 1999, the target amount of his bonus is 100% of his base salary. In addition, if his employment with the Corporation is terminated for any reason (other than due to his death or disability or for cause or his voluntary resignation), Mr. Razmilovic will receive payments equal to one year's annual base salary and bonus during the last completed fiscal year immediately preceding any such termination.

     In 1995, Mr. Goldner and the Corporation entered into an employment agreement which terminates on October 31, 2000, pursuant to which Mr. Goldner will receive an annual base salary of $378,000 for the year ending December 31, 1999, subject to annual renegotiation thereafter. Mr. Goldner also participates in the Corporation's Executive Bonus Plan. In 1999, the target amount of his bonus is 50% of his base salary. In addition, if his employment with the Corporation is terminated for any reason (other than due to his death or disability or for cause or his voluntary resignation), Mr. Goldner will receive payments equal to one year's annual base salary and bonus during the last completed fiscal year immediately preceding any such termination.

     Mr. Martino and the Corporation have entered into an employment agreement which terminates on December 31, 2000 pursuant to which he is employed on a part-time and consulting basis, assisting the Chairman of the Board and President. His salary during this period is $150,000 per annum. In February 1998, Mr. Martino was awarded options pursuant to the 1997 Employee Stock Option Plan to purchase 15,000 shares of the Corporation's Common Stock at an exercise price of $29.25 per share (the fair market value of the Corporation's Common Stock on the date the option was granted). 6,000 of these options will vest on January 1, 2000, 4,500 will vest on January 1, 2001 and 4,500 will vest on January 1, 2002.

     Dr. Heiman and the Corporation have entered into an employment agreement which commenced on January 1, 1999 and terminates on December 31, 2009 pursuant to which he is employed on a part-time and consulting basis, assisting the Chairman of Board and President. His salary during this period is $150,000 per annum.

     Directors who are not employees of the Corporation receive an annual retainer of $12,500, payable in quarterly installments as well as a fee of $2,500 for each Board of Directors meeting attended or each meeting of a committee which is not held in conjunction with a Board of Directors meeting. The Chairman of the Audit Committee and the Compensation/Stock Option Committee also each receive an annual retainer of $5,000 payable in quarterly installments. Directors who are employees receive no additional compensation for serving as directors or for attending Board or committee meetings. The Corporation reimburses Directors for expenses incurred in connection with attending meetings of the Board of Directors or committees of the Board.

     Directors who are not employees of the Corporation participate in the Corporation's 1994 Directors' Stock Option Plan (the "1994 Plan"). Pursuant to the 1994 Plan, when a person is initially elected to the

Board of Directors, he is awarded an option to purchase 10,000 shares. Moreover, commencing in 1994, every person who has been a Director for more than 11 months is, upon re-election at the annual meeting of shareholders, granted an option to purchase 2,500 shares of the Corporation's Common Stock. Each option has a term of ten years, becomes exercisable in two equal annual installments beginning on the first anniversary of the date of grant and has an exercise price equal to 100% of the fair market value of shares of the Corporation's Common Stock on the date of grant. Pursuant to the 1994 Plan, in 1998 Messrs. Mallement, Steinberg, Freiberg, Bugliarello and Wang each received options to purchase 2,500 shares. If re-elected at the 1999 Annual Meeting, Messrs. Mallement, Steinberg, Freiberg, Bugliarello and Wang will each be awarded an option to purchase an additional 2,500 shares.

     In addition, in January 1998 Messrs. Mallement, Steinberg, Freiberg, Bugliarello and Wang were awarded warrants to purchase 15,000 shares of Common Stock at an exercise price of $24.88 per share (the fair market value of the Corporation's Common Stock on the date the warrants were granted). The warrants have a term of ten years and become exercisable in four equal annual installments beginning on January 1, 1999.


OPTION GRANTS

     Currently, the Corporation maintains two stock option plans, the 1990 Non-Executive Stock Option Plan (the "1990 Plan") and the 1997 Employee Stock Option Plan (the "1997 Plan") pursuant to which options may be granted to employees of the Corporation. The 1990 Plan and the 1997 Plan authorize the Compensation/Stock Option Committee of the Board of Directors to grant options, from time to time, to key employees of the Corporation and of its subsidiaries (and in the case of the 1997 Plan, key officers, including those who are executive officers of the Corporation). Under the 1997 Plan, no individual may be awarded options to purchase more than 1% of the outstanding shares of Common Stock in any calendar year. Certain of the options, by their terms, as determined by the Committee at the time of grant, may be qualified under the Internal Revenue Code of 1986 (the "Code") as Incentive Stock Options ("ISO's") and certain of the options may be non-qualified options. No option granted under the 1990 Plan or the 1997 Plan is exercisable for a period exceeding ten years. No ISO granted under the 1997 Plan to owners of 10% or more of the Common Stock of the Corporation is exercisable for a period exceeding five years. The exercise price of an option under the Plans must be at least 100% of the fair market value of the underlying Common Stock on the date of grant.

     ISO's must comply with certain provisions of the Code relating to, among other matters, the maximum amount that can be vested by an optionee in any one calendar year and the minimum exercise price of an ISO. The 1990 Plan terminates on April 30, 2000 and the 1997 Plan terminates on February 9, 2007.

     The following table shows, as to each individual named in the Summary Compensation Table, certain information with respect to stock options granted to such individuals under all stock option plans administered by the
Corporation:

                                             INDIVIDUAL GRANTS IN 1998
                              --------------------------------------------------------
                                 NUMBER OF     % OF TOTAL
                                SECURITIES       OPTIONS
                                UNDERLYING     GRANTED TO    EXERCISE OR
                                  OPTIONS     EMPLOYEES IN       BASE      EXPIRATION
                               GRANTED (#)B   FISCAL YEARE      PRICEF        DATE
             NAME             -------------- -------------- ------------- ------------
All Shareholders ............          --                           --            --
Jerome Swartz ...............    375,000C          16.40       $ 24.88        1/4/08
                                 205,000D           8.96       $ 45.56      10/18/08
CEO's Gain as % of All
 Shareholders' Gain .........
Tomo Razmilovic .............    225,000C           9.84       $ 24.88        1/4/08
                                 100,000D           4.37       $ 45.56      10/18/08
Leonard H. Goldner ..........     37,500C           1.64       $ 24.88        1/4/08
Kenneth V. Jaeggi ...........     22,500C            .98       $ 24.88        1/4/08
Richard M. Feldt ............     30,000C           1.31       $ 24.88        1/4/08

                                        POTENTIAL REALIZABLE VALUE AT ASSUMED ANNUAL
                                     RATES OF STOCK PRICE APPRECIATION FOR OPTION TERMA
                              ----------------------------------------------------------------
                                   5%                              10%
                                 STOCK           DOLLAR           STOCK
                                 PRICEG           GAIN           PRICEG        DOLLAR GAIN
             NAME             ----------- ------------------- ------------ -------------------
All Shareholders ............   $ 52.18     $ 1,183,820,865    $   83.08     $ 2,999,388,897
Jerome Swartz ...............   $ 40.52     $     5,866,408    $   64.52     $    14,866,629
                                $ 74.22     $     5,874,072    $  118.18     $    14,886,053
CEO's Gain as % of All
 Shareholders' Gain .........                          .992%                            .992%
Tomo Razmilovic .............   $ 40.52     $     3,519,845    $   64.52     $     8,919,977
                                $ 74.22     $     2,865,401    $  118.18     $     7,261,489
Leonard H. Goldner ..........   $ 40.52     $       586,641    $   64.52     $     1,486,663
Kenneth V. Jaeggi ...........   $ 40.52     $       351,984    $   64.52     $       891,998
Richard M. Feldt ............   $ 40.52     $       469,313    $   64.52     $     1,189,330

-------
A Total dollar gains based on the assumed annual rates of appreciation of the exercise price of each option. The gain derived by all shareholders is based on the outstanding number of shares at December 31, 1998. The actual value, if any, an executive will realize will depend on the excess of the market price over the exercise price on the date the option is actually exercised. There can be no assurance that the value actually realized by an executive or any shareholder will be at or near the values estimated in this table.

B If a change in control of the Corporation were to occur, all of the then unvested portion of each option would become immediately exercisable.

C All options vested on an accelerated basis on December 14, 1998, pursuant to the terms thereof.

D 40% vest on October 19, 2000, 30% vest on each of October 19, 2001 and October 19, 2002.

E   Based on 2,287,100 options granted to all employees in 1998.

F 100% of the closing price of the Corporation's Common Stock on the date of grant.

G The stock price represents the price of the Corporation's Common Stock if the assumed annual rates of stock price appreciation are achieved over the term of the options. In the case of all shareholders, the weighted average share price of the options awarded to Dr. Swartz was used.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     Shown below is information with respect to the unexercised options to purchase the Corporation's Common Stock as of December 31, 1998 and the value realized upon the exercise in 1998 of any option by the individuals named in the Summary Compensation Table.

                                                       NUMBER OF SECURITIES
                         NUMBER OF                          UNDERLYING              VALUE OF UNEXERCISED,
                           SHARES                       UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                        ACQUIRED ON                  HELD AT DECEMBER 31, 1998    HELD AT DECEMBER 31, 1998A
                        EXERCISE IN      VALUE     ----------------------------- ----------------------------
NAME                        1998        REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                        ----        --------    -----------   -------------   -----------   -------------
Jerome Swartz B                 0     $        0     1,961,250      1,139,875     $98,936,175   $45,498,055
Tomo Razmilovic           196,159     $4,954,429       464,665        547,188     $20,165,041   $21,467,637
Leonard H. Goldner C            0     $        0       220,200        131,625     $11,697,402   $ 5,649,399
Kenneth V. Jaeggi               0     $        0        22,500        150,000     $   878,906   $ 6,290,625
Richard M. Feldt           92,656     $2,981,716        55,469        129,375     $ 2,406,943   $ 5,727,537

----------
A Based on the closing price of the Corporation's Common Stock on the New York Stock Exchange on that date of $63.94.

B Includes options to purchase 692,500 shares held by trusts for the benefit of his children. 187,500 of these options are exercisable and 505,000 are unexercisable. The value of these exercisable options was $7,324,219 and the value of these unexercisable options was $18,822,188. Dr. Swartz disclaims beneficial ownership of the options held by these trusts.

C Includes options to purchase 75,000 shares held by a trust for the benefit of his wife and children and for which his wife is co-trustee. 18,750 of these options are exercisable and 56,250 are unexercisable. The value of these exercisable options was $732,422 and the value of these unexercisable options was $2,358,984. Mr. Goldner disclaims beneficial ownership of the shares owned by this trust.

     Employees of the Corporation and certain of its subsidiaries are eligible to participate in a 401(k) deferred compensation plan after 90 days of service. A participant may elect to make pre-tax contributions, subject to certain limitations, with a maximum contribution of $10,000 in 1999 and 1998. The first 6% contributed by each participant during each pay period is eligible for a matching 50% contribution by the Corporation. There is immediate vesting of the individual's contribution and 100% vesting of the Corporation's contribution after one year of service. Amounts accumulated under this plan are normally paid to a participant on retirement or termination of employment and depend, among other factors, on the amounts contributed by the participant, the manner in which contributions have been invested, and the amount of any prior withdrawal.

     The Corporation maintains an Executive Retirement Plan (the "Retirement Plan"), which is a non-qualified deferred compensation arrangement for a select group of senior management employees of the Corporation. Participants are selected by the Compensation/Stock Option Committee of the Board of Directors. Under the Retirement Plan, the maximum benefit payable to a participant is the participant's average compensation (base salary plus bonus) for the three year period ending on the date the participant ceases to be a full time employee of the Corporation multiplied by five (the "Benefit Ceiling Amount"). After five successive years of participation in the Retirement Plan, a participant is entitled to 50% of the Benefit Ceiling Amount. After each additional year of participation in the Retirement Plan up to five additional years of participation, a participant is entitled to an additional 10% of the Benefit Ceiling Amount. Benefits are normally payable in equal monthly installments over a ten year period after retirement, beginning after the participant attains age 65 (or age 62 with 20 years or more of credited service). However, upon death or disability, payment is accelerated and made in a lump sum but the amount is reduced to the then present value of the benefit payments which would have been made under the normal mode of payment. Messrs. Swartz, Razmilovic, Goldner, Jaeggi and Feldt are participants in the Retirement Plan.

     The following table illustrates the estimated annual retirement benefits payable under the Retirement Plan to a participant at specified average compensation levels and years of service. There is no offset in benefits under the Retirement Plan for Social Security benefits. However, benefits payable under the Retirement Plan will be reduced by the value of any retirement income of the participant attributable to contributions by the Corporation to any qualified pension plan adopted by the Corporation (excluding the Corporation's current 401(k) deferred compensation plan)


                               PENSION PLAN TABLE

                            YEARS OF SERVICE
   3 YEARS AVERAGE     --------------------------
 ANNUAL COMPENSATION        5             10
--------------------   -----------   ------------
     $  400,000         $100,000     $ 200,000
        800,000          200,000       400,000
      1,200,000          300,000       600,000
      1,600,000          400,000       800,000
      2,000,000          500,000     1,000,000

     As of January 1, 1999, Messrs. Swartz, Razmilovic, Goldner, Jaeggi and Feldt had 20, 6, 8, 1 and 3 years, respectively, of credited service. Mr. Razmilovic became a participant in the Corporation's Executive Retirement Plan in October 1995. He will not receive credit under the Plan for his prior service to the Corporation but in lieu thereof, he will receive, for the first five years of participation in the Plan, two years of credited service for each year of employment after October 1995.


SHAREOWNER RETURN PERFORMANCE PRESENTATION

     Set forth below is a graph comparing the yearly percentage change in the cumulative total shareowner return on the Corporation's Common Stock against the cumulative total return of the S&P Composite-500 Stock Index and the S&P Technology Sector Index for the period of five years commencing January 1, 1994 and ending December 31, 1998, assuming in each case a fixed investment of $100 at the respective closing prices on December 31, 1993 and reinvestment on a quarterly basis of all dividends.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
               AMONG SYMBOL TECHNOLOGIES, INC., THE S&P 500 INDEX
                      AND THE S&P TECHNOLOGY SECTOR INDEX





                               [GRAPHIC OMITTED]





* $100 INVESTED ON 12/31/93 IN STOCK OR INDEX-
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING DECEMBER 31.

              PROPOSAL TO AMEND THE CORPORATION'S CERTIFICATE OF
   INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

     On February 18, 1998 the Board of Directors approved, subject to approval by the shareholders at the Annual Meeting, an increase in the number of shares of authorized Common Stock from 100,000,000 to 300,000,000 shares. This increase would be accomplished by adopting an amendment (the "Amendment") to the Certificate of Incorporation of the Corporation. As of February 1, 1999, 58,926,958 shares of Common Stock were issued and outstanding and 7,714,185 shares were issued and held by the Corporation as treasury shares. In addition, 12,074,568 shares are reserved for issuance under the Corporation's various existing warrant agreements and stock option plans so that as of such date there were only 21,284,289 shares (in addition to the shares held as treasury shares) available for issuance. The Amendment would increase the number of authorized, unissued and unreserved shares of Common Stock by an additional 200,000,000 shares. The text of the Amendment is set forth in Annex A to this Proxy Statement.

     The Board of Directors believes that it is in the best interest of the Corporation and its shareholders that there be a sufficient reserve of authorized but uncommitted shares of Common Stock, so it can rapidly take advantage of opportunities that become available, including acquisitions, financings and stock dividends or splits, among others.

     The Corporation currently has no agreements or arrangements for the issuance of shares of Common Stock other than the issuance of shares of Common Stock pursuant to warrant agreements or stock option plans. Authorized shares of Common Stock in excess of those shares outstanding (including, if authorized the additional shares of Common Stock provided in the Amendment) will remain available for general purposes, such as acquisitions, equity financings, stock splits, stock dividends, management incentive and stock option plans. Such issuances may not require shareholders approval. Under certain circumstances, the Board of Directors could create impediments to, or frustrate persons seeking to effect, a takeover or transfer of control of the Corporation by causing such shares to be issued to a holder or holders who might side with the Board of Directors in opposing a takeover bid that the Board of Directors determines is not in the best interest of the Corporation and its shareholders. As of this date, the Board of Directors is unaware of any specific effort to accumulate the Corporation's shares or to obtain control of the Corporation by means of a merger, tender offer, solicitation in opposition to management or otherwise.

     If approved by the shareholders at the Annual Meeting, the increase in the number of shares of Common Stock would become effective upon the filing of the Amendment with the Secretary of State in the State of Delaware which filing should take place shortly after the Annual Meeting.

     The affirmative vote of the holders of a majority of the outstanding shares of the Corporation's Common Stock present or represented and entitled to vote at the meeting will be required for the approval of this proposal. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE FOREGOING AMENDMENT TO THE CORPORATION'S CERTIFICATE OF INCORPORATION.


                             PROPOSAL TO AMEND THE
                        1997 EMPLOYEE STOCK OPTION PLAN

     The Board of Directors, subject to shareholder approval, has amended 1997 Plan to increase the authorized number of shares that may be issued under the 1997 Plan by an additional 1,687,500 shares to a total of 4,500,000 shares. As of March 1, 1999, options to purchase 0 shares had been exercised and there were outstanding options to purchase 2,694,988 shares so that as of such date there were only 117,512 shares available for grant under the 1997 Plan. The number of shares covered by the outstanding options does not include additional options to purchase an aggregate of 235,000 shares which were issued subject to approval by the shareholders of the foregoing amendment to the 1997 Plan (including options to purchase 110,000, 72,000, 25,000, 18,000, and 15,000 awarded to Messrs. Swartz, Razmilovic, Goldner, Jaeggi and Feldt respectively). The exercise price of such options will be the closing price of the

Corporation's Common Stock on the date shareholder approval of the amendment to the 1997 Plan has been obtained. If the foregoing amendment is not approved by shareholders, any options issued in excess of the number currently permitted under the 1997 Plan will be canceled.

     The Board of Directors believes that, as a result of the Corporation's anticipated continued growth, it will be necessary to hire additional management personnel. In view of these personnel needs, and in light of the present level of remuneration paid to management (see "Management Remuneration and Transactions") and the present level of management's equity in the Corporation (see "Security Ownership of Management"), the Board of Directors is of the opinion that it is appropriate that stock options continue to be a major component of the Corporation's management remuneration package and that accordingly, the number of shares of the Corporation's Common Stock available for the grant of stock options to key employees and officers under the 1997 Plan should be increased by an additional 1,687,500 shares of Common Stock to a total of 4,500,000. Accordingly, on February 18, 1999 the Board of Directors, subject to shareholder approval, amended the 1997 Plan to provide that the aggregate number of shares that have been purchased and that may henceforth be purchased pursuant to the exercise of options under the 1997 Plan shall not exceed 4,500,000 shares.

     Options under the 1997 Plan may be granted to officers and key employees of the Corporation selected by the Compensation/Stock Option Committee of the Board. Shares of Common Stock issued upon the exercise of options under the 1997 Plan may be reserved or made available from the Corporation's authorized and unissued shares or from shares reacquired and held in the Corporation's treasury. A more complete summary of the material terms of the 1997 Plan, as amended, is set forth in Annex B to this Proxy Statement.

     The closing sale price of the Corporation's Common Stock as quoted on the
New York Stock Exchange on March 1, 1999 was       per share.

     The affirmative vote of the holders of a majority of the outstanding shares of the Corporation's Common Stock present or represented and entitled to vote at the meeting will be required for the approval of this proposal. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE FOREGOING AMENDMENT TO THE 1997 PLAN.


         PROPOSAL TO APPROVE THE ADOPTION OF THE EXECUTIVE BONUS PLAN

     Effective February 18, 1999, subject to shareholder approval, the Compensation/Stock Option Committee ("the Committee") adopted and the Board of Directors ratified the creation of a new executive bonus plan (the "Executive Bonus Plan"), substantially similar to and intended to replace the executive bonus plan approved by the shareholders in 1995. Under IRS regulations performance based compensation plans require periodic shareholder approval. As with the previous plan, the purpose of the proposed Executive Bonus Plan is to tie the level of annual executive incentive compensation to the financial performance of the Corporation. All executive officers of the Corporation will participate in the Executive Bonus Plan. The Committee has full authority to construe, interpret and administer the Executive Bonus Plan, as well as to determine the extent, if any, to which operating performance standards have been met. The Committee will also have authority to modify (prior to the beginning of the calendar year for which the targets will be applicable) the specific targets for the performance goals under the Executive Bonus Plan.

     Under the proposed Executive Bonus Plan, the Committee will each year, establish corporate financial performance objectives, expressed in terms of earnings per share diluted. For purposes of the plan, earnings per share shall be calculated without regard to any changes in accounting standards or principles and any unusual or infrequent items that in accordance with Generally Accepted Accounting Principles are disclosed separately in the Company's financial statements because they are material. Three levels of performance will be identified: threshold performance, at which the minimum award will be earned and below which no award will be earned; target performance, at which the target award will be earned and; maximum performance, at which the maximum award (twice a participant's target bonus) will be earned and above which no additional award will be earned. For 1999, threshold performance has been established at results equal to 85% of the Corporation's 1999 Business Plan; target performance has been established at results equal to 100% of the 1999 Business Plan; and maximum performance has been established at results equal to or greater than 115% of the 1999 Business Plan.

     Each participant in the Executive Bonus Plan has been assigned a target bonus representing a percentage of the participant's base salary. The target bonuses for 1999 for Messrs. Swartz, Razmilovic, Goldner, Jaeggi, and Feldt are 100%, 100%, 50%, 50% and 50%, respectively, which is consistent with past practice and in conformity with their individual employment agreements. The target bonuses for all other participants in the proposed Executive Bonus Plan are established by Messrs. Swartz and Razmilovic based on the individual's performance and relative level of responsibility. They range from 35% to 45% of base salary.

     Messrs. Swartz and Razmilovic's bonuses will be determined solely on the basis of corporate financial performance. In the case of all other participants, 25% of their target bonus will be based on individual performance during the year with the remainder being based on corporate financial performance.

     In the event the proposed Executive Bonus Plan is not approved by shareholders, the existing plan will continue and a new plan will be submitted to shareholders for approval at the Annual Meeting of Shareholders to be held in 2000.

     The Executive Bonus P1an is being submitted for shareholder approval so that the amounts paid thereunder meet the requirements under the Internal Revenue Code to be deductible by the Corporation. Approval by the affirmative vote of the holders of a majority of the shares of Common Stock of the Corporation outstanding and entitled to vote is required for adoption of the Executive Bonus Plan. ACCORDINGLY, YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE ADOPTION OF THE EXECUTIVE BONUS PLAN.


            APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     Deloitte & Touche LLP, independent certified public accountants, were selected by the Board of Directors to audit the financial statements of the Corporation for the fiscal year ended December 31, 1998 and the Board of Directors and Audit Committee have recommended that they be retained to audit the financial statements of the Corporation for the current fiscal year. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting of Shareholders. They will have an opportunity to make a statement at the meeting if they so desire and are expected to be available to respond to appropriate questions raised orally by shareholders. In the event shareholders do not ratify the appointment of Deloitte & Touche LLP as the Corporation's independent accountants for the current year, such appointment will be reconsidered by the Audit Committee and the Board of Directors. THE BOARD RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO RETAIN DELOITTE & TOUCHE LLP TO AUDIT THE FINANCIAL STATEMENTS OF THE CORPORATION FOR FISCAL 1999.


                                OTHER BUSINESS

     The Board of Directors of the Corporation knows of no other matters that may be presented at the Annual Meeting. However, if any other matters properly come before the meeting or any adjournment thereof, it is intended that proxies in the accompanying form will be voted in accordance with the judgment of the persons named therein.


                             SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented at the next annual meeting of the Corporation's shareholders must be received by the Corporation for inclusion in the Corporation's Proxy Statement on or prior to December 1, 1999.

     Under the By-laws of the Corporation notice of proposals of shareholders intended to be presented in person at the next annual meeting of the Corporation's shareholders must be received by the Corporation in writing on or prior to December 31, 1999. The Chairman of the meeting may refuse to allow the transaction of any business not presented in accordance with the foregoing.

                    ANNUAL REPORT AND FINANCIAL STATEMENTS


     The Annual Report to Shareholders of the Corporation for the year ended December 31, 1998 is being furnished simultaneously herewith. Such report and the financial statements included therein are not to be considered a part of this Proxy Statement.

     THE CORPORATION WILL MAKE AVAILABLE AT NO COST, UPON THE WRITTEN REQUEST OF A SHAREHOLDER, A COPY OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998 (WITHOUT EXHIBITS) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. COPIES OF EXHIBITS TO THE CORPORATION'S FORM 10-K WILL BE MADE AVAILABLE, UPON WRITTEN REQUEST OF A SHAREHOLDER AND THE PAYMENT TO THE CORPORATION OF THE REASONABLE COSTS OF REPRODUCTION AND MAILING. REQUESTS SHOULD BE DIRECTED TO SYMBOL TECHNOLOGIES, INC., ONE SYMBOL PLAZA, HOLTSVILLE, NEW YORK, 11742-1300, ATTENTION: TREASURER


                            SOLICITATION OF PROXIES

     The cost of solicitation of proxies in the accompanying form has been or will be borne by the Corporation. In addition to solicitation by mail, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and the Corporation may reimburse them for any attendant expenses.


     It is important that your shares be represented at the meeting. If you are unable to be present in person, you are respectfully requested to sign the enclosed Proxy and return it in the enclosed stamped and addressed envelope or provide your instructions by telephone or via the Internet as promptly as possible.


                                        By Order of the Board of Directors,



                                              Leonard H. Goldner
                                                  Secretary


Dated: March 16, 1999
Holtsville, New York

                                                                        ANNEX A


        TEXT OF PROPOSED AMENDMENT OF THE CERTIFICATE OF INCORPORATION


     The section (a) of Article FOUR of the Corporation's Certificate of Incorporation is proposed to be amended. Sections (b) and (c) of Article FOUR, relating to the Corporation's authorized Preferred Stock will remain unchanged. If the proposed amendment is approved by shareholders, Section (a) of Article FOUR will be as follows:

"FOURTH. The total number of shares of stock which the Corporation shall have the authority to issue is three hundred and ten million (310,000,000), consisting of three hundred million (300,000,000) shares of common stock, par value $.01 per share (the "Common Stock") and ten million (10,000,000) shares of preferred stock, par value $1.00 per share (the "Preferred Stock").

                                                                        ANNEX B


TERMS OF THE 1997 PLAN

     Under the 1997 Plan, as amended subject to shareholder approval, options to purchase 4,500,000 shares may be issued. The 1997 Plan is administered by a committee consisting of at least two "disinterested" directors within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, (the "Committee") selected by the Board of Directors. The Board has designated the Committee, consisting of Messrs. Freiberg and Steinberg, to administer the 1997 Plan. Within the applicable limits of the 1997 Plan, the Committee shall have full authority to select from among eligible individuals those to whom options shall be granted under the 1997 Plan, the number of shares subject to each option and the price, terms and conditions of any options to be granted thereunder. The Board of Directors shall have full authority to amend the 1997 Plan, provided, however, that any amendment which (i) increases the number of shares which may be the subject of stock options granted under the 1997 Plan,
(ii) expands the class of individuals eligible to receive options under the 1997 Plan, (iii) increases the period during which options may be granted or the permissible term of options under the 1997 Plan, or (iv) decreases the minimum exercise price of such options, shall only be adopted by the Board of Directors subject to shareholder approval. No amendment to the 1997 Plan shall, without the consent of the holder of an existing option, materially and adversely affect his rights under such option.

     Officers and key employees of the Corporation and directors, officers and key employees of its subsidiaries (including any partnership of which the Corporation or any subsidiary of the Corporation is a general partner) are eligible to receive options under the 1997 Plan. The exercise price of any option must be no less than 100% (or, in the case of an incentive stock option granted to a 10% shareholder, 110%) of the fair market value of the shares purchasable thereunder on the date of grant.

     Payment for shares purchased upon the exercise of options may be made (i) in cash or certified check, (ii) by transfer to the Corporation of a number of shares of the Corporation's Common Stock whose aggregate market value is equal to the aggregate option price, (iii) by delivering to the Corporation (a) irrevocable instructions to deliver the stock certificates representing the shares for which the option is being exercised directly to a broker, and (b) instructions to the broker to sell such shares and promptly deliver to the Corporation the portion of sale proceeds equal to the aggregate option exercise price, or (iv) a combination of these methods of payment.

     No option may be exercisable for more than ten years from the date of grant; an incentive stock option granted to a 10% shareholder may not be exercisable for more than five years from the date of grant. Moreover, to qualify as incentive stock options, the aggregate fair market value, determined as of the date of grant, of the shares which may first become exercisable by any individual in any calendar year, under the 1997 Plan and under any other plans of the Corporation and its subsidiaries pursuant to which incentive stock options may be granted, may not exceed $100,000. The maximum number of shares purchasable under any option or options granted pursuant to the 1997 Plan to any individual in any calendar year may not exceed one percent of the then issued and outstanding shares of Common Stock of the Corporation.

     Under the 1997 Plan, both incentive and non-incentive stock options may be granted. For federal income tax purposes, a holder of an option designated as not qualifying as an incentive stock option will generally realize taxable income upon the exercise of an option, and at that time the Corporation will then be allowed a deduction from its income equal to the excess of (a) the market value, at the time of such exercise, of the shares acquired pursuant to such exercise over (b) the aggregate option exercise price for such shares. Generally, no realization of taxable income to the optionee will result from the exercise of an incentive stock option and the Corporation will not receive any deduction in connection with such exercise. Although the gain upon exercise may subject the holder to taxation under the alternate minimum tax. At the time of the sale of the shares acquired upon the exercise of an incentive stock option the optionee will then realize taxable income equal to the sale price less the exercise price.

     Options may generally not be transferred except to the extent that options may be exercised by an executor or administrator provided, however, with the prior approval of the Committee, options granted under the 1997 Plan may be transferred to an optionee's spouse, children, grandchildren or a trust or partnership established for the benefit of such persons. Subsequent transfers of such transferred options are prohibited. Under the 1997 Plan, options lapse if the optionee ceases to be an employee of the Corporation or its subsidiaries. However, if the cessation of employment is due to retirement, disability or death of the optionee, options may be exercised within three months of the holder's retirement or within one year of the holder's death or disability, provided, however that no option may be exercisable after its normal expiration date.


     The 1997 Plan terminates on February 9, 2007. The 1997 Plan may be altered, suspended or discontinued at any time by the Board of Directors, provided that no such action may, without the consent of an optionee, materially and adversely affect his rights under any outstanding options. Options are subject to adjustment to protect against dilution in certain events, including the recapitalization or reorganization of the Corporation, its merger into or consolidation with another corporation, stock splits and stock dividends.

                           SYMBOL TECHNOLOGIES, INC.

                         PROXY/VOTING INSTRUCTION CARD

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SYMBOL TECHNOLOGIES, INC. FOR THE ANNUAL MEETING OF SHAREHOLDERS ON MAY 10, 1999

         The undersigned hereby constitutes and appoints JEROME SWARTZ and TOMO RAZMILOVIC, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all of the shares of Symbol Technologies, Inc. Common Stock which the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held on May 10, 1999, and at any adjournment or postponement thereof, as indicated on the reverse side.

         This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted FOR proposals 1, 2, 3, 4 and 5. The undersigned acknowledges receipt of the accompanying Proxy Statement dated March 16, 1999.

Comments/Address Change
                       -----------------------
                                                  SYMBOL TECHNOLOGIES, INC,
----------------------------------------------    P.O. BOX 11095
                                                  NEW YORK, N.Y. 10203-0095
----------------------------------------------
If you have written in the above space, please mark the comments notification box on the reverse side.

                         VOTE BY TELEPHONE AND INTERNET
                         24 HOURS A DAY, 7 DAYS A WEEK

                                   TELEPHONE

                                  800-481-9814

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the simple directions.

                                    INTERNET

                       https://proxy.shareholder.com/sbl

Use the Internet to vote your proxy. Have your proxy card in hand when you access the website. You will be prompted to enter your control number, located in the box below, to create an electronic ballot.

                                      MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided.


Your telephone or Internet vote         -------------------------------------
authorizes the named proxies to vote    If you have submitted your proxy by
your shares in the same manner as if telephone or the Internet there is no you marked, signed and returned the need for you to mail back your proxy.
proxy card.                             -------------------------------------


CALL TOLL-FREE TO VOTE o IT'S FAST AND CONVENIENT  ----------------------------
                 800-481-9814                          CONTROL NUMBER FOR
                                                   TELEPHONE OR INTERNET VOTING
                                                   ----------------------------

                     DETACH PROXY CARD HERE IF YOU ARE NOT
                        VOTING BY TELEPHONE OR INTERNET
-------------------------------------------------------------------------------
     [     ]

1. Election of Directors

FOR all nominees        WITHHOLD AUTHORITY to vote           *EXCEPTIONS
listed below      [ ]   for all nominees listed below  [ ]                [ ]

Nominees:  01 - Jerome Swartz, 02 - Harvey P. Mallement, 03- Frederic P.
           Heiman, 04 - Raymond R. Martino, 05 - Saul P. Steinberg,
           06 - Lowell C. Freiberg, 07 - George Bugliarello, 08 - Charles
           B. Wang and 09 - Tomo Razmilovic

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

*Exceptions
           --------------------------------------------------------------------

2. To amend the Corporation's Certificate of Incorporation.

   FOR [ ]           AGAINST [ ]           ABSTAIN [ ]


3. To amend the 1997 Employee Stock Option Plan.

   FOR [ ]           AGAINST [ ]           ABSTAIN [ ]


4. To approve the adoption of a new Executive Bonus Plan.

   FOR [ ]           AGAINST [ ]           ABSTAIN [ ]

5. To ratify the appointment of Deloitte & Touche LLP, independent certified public accountants, as auditors for fiscal year 1999.

   FOR [ ]           AGAINST [ ]           ABSTAIN [ ]

6. In their discretion, upon any other business which may properly come before the meeting or any adjournment thereof.

   Address Change and/or
   Comments Mark Here    [ ]

Please sign exactly as name or names appear on this proxy. When signing as attorney, executor, administrator, trustee, custodian, guardian or corporate officer, give full title. If more than one trustee, all should sign. Joint owners must each sign.

              Dated:                                       , 1999
                    ---------------------------------------


              ---------------------------------------------------
                                  Signature(s)


              ---------------------------------------------------
                                  Signature(s)

(PLEASE SIGN, DATE AND RETURN THIS PROXY       VOTES MUST BE INDICATED
CARD IN THE ENCLOSED ENVELOPE.)                (X) IN BLACK OR BLUE INK.  [X]

                               PLEASE DETACH HERE
                 YOU MUST DETACH THIS PORTION OF THE PROXY CARD
                  BEFORE RETURNING IT IN THE ENCLOSED ENVELOPE